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                                   Exhibit 4
                                   ---------


                     AMENDED AND RESTATED LIMITED LIABILITY
                                COMPANY AGREEMENT

                                       OF

                              MICRO INVESTMENT, LLC

                      A DELAWARE LIMITED LIABILITY COMPANY



     AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of MICRO INVESTMENT, LLC, a Delaware limited liability company (the "Company"), dated as of May 31, 2001, by and among the persons and entities listed on Exhibit A hereto (the "Members").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Warburg, Pincus Equity Partners, L.P. ("WPEP"), Warburg, Pincus Netherlands Equity Partners I, C.V. ("WPNEP I"), Warburg, Pincus Netherlands Equity Partners II, C.V. ("WPNEP II") and Warburg, Pincus Equity Partners III, C.V. ("WPNEP III" and together with WPEP, WPNEP I and WPNEP II, the "Initial Members") have caused a limited liability company to be formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C.ss.ss.18-101, et. seq., as amended from time to time (the "Act"), by causing a Certificate of Formation of the Company (the "Certificate") to be filed with the office of the Secretary of State of the State of Delaware on May 23, 2001;

     WHEREAS, the Initial Members entered into a Limited Liability Company Agreement, dated May 23, 2001 (the "Original Agreement");

     WHEREAS, the Company has entered into that certain Securities Purchase Agreement, dated as of May 25, 2001 (the "Purchase Agreement"), by and between the Company and Micro Therapeutics, Inc. ("MTI"), pursuant to which the Company has agreed to purchase the number of shares of common stock, par value $0.001 per share, of MTI (the "Common Stock") provided therein;

     WHEREAS, pursuant to the Purchase Agreement, the Company shall purchase Common Stock at one or more closings (each, a "Closing");

     WHEREAS, the Initial Members desire to continue the Company and to amend and restate the Original Agreement to provide for, among other things, the addition of Vertical Fund Associates, L.P. and Vertical Life Sciences L.P. (collectively, "Vertical") and Dale A. Spencer, Paul Buckman, Stacy Enxing Seng, Julie Higginson and Paul Kapsner (collectively, the

"Vertomed Members") as additional Members of the Company and intend such amended and restated agreement to govern the respective obligations of the parties hereto; and

     WHEREAS, the Members hereby constitute themselves a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                             INTRODUCTORY PROVISIONS

     Section 1.1. Certain Definitions. As used herein:

     "Act" shall have the meaning specified in the recitals hereto.

     "Additional Capital Contribution" shall have the meaning specified in
Section 2.1(c).

     "Affiliate" shall mean, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person.

     "Attributed Shares" shall have the meaning specified in Section 2.3(a).

     "Board" shall mean the board of directors of MTI.

     "Book Value" shall have the meaning specified in Section 2.2.

     "Capital Account" shall have the meaning specified in Section 3.1.

     "Capital Contribution" shall mean the contributions by a Member to the capital of the Company pursuant to this Agreement.

     "Certificate" shall have the meaning specified in the recitals hereto.

     "Closing" shall have the meaning specified in the recitals hereto.

     "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.

     "Contribution Percentage" shall mean the percentage that is equal to the Capital Contribution made by a Member expressed as a percentage of the Capital Contributions made by all Members, as specified in Exhibit A hereto, as such Exhibit A shall be amended from time to time to reflect Members' Capital Contributions.


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     "Disproportionate Liquidity Event" shall have the meaning specified in
Section 2.3(a).

     "First Capital Contribution" shall have the meaning specified in Section 2.1(a).

     "Fiscal Year" shall have the meaning specified in Section 3.4.

     "Indemnified Persons" shall have the meaning specified in Section 5.3.

     "Initial Members" shall have the meaning specified in the recitals hereto.

     "Interest" shall mean the proportionate interest of a Member in the Company based on such Member's Capital Account relative to the Capital Accounts of all Members, determined immediately prior to the event requiring such determination.

     "Liquidating Member" shall have the meaning specified in Section 7.2(a).

     "Managing Member" shall mean WPEP.

     "MTI" shall have the meaning specified in the recitals hereto.

     "MTI Board" shall have the meaning specified in Section 5.5(a).

     "Net Profits" and "Net Losses" shall mean the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for Federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B), treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B) and treating as an item of gain (or loss) the excess (deficit), if any, of the fair market value over (under) its Book Value in the case of distributed property and for purposes of adjustments to Book Value pursuant to Section 2.2 hereof. Depreciation, depletion, amortization, income and gain (or loss) with respect to Company assets shall be computed with reference to their Book Value rather than to their adjusted bases.

     "Notices" shall have the meaning specified in Section 8.2(a).

     "Original Agreement" shall have the meaning specified in the recitals hereto.

     "Participating Members" shall mean such Members as elect to participate in a Disproportionate Liquidity Event.

     "Participation Percentage" shall mean, with respect to each Disproportionate Liquidity Event, the product of (x) the amount obtained by (i) dividing the Book Value of the Common Stock disposed of by the Company on behalf of a Member in connection with such event by the Book Value of all Common Stock so disposed of and (y) 100, expressed as a percentage.


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     "Person" shall mean an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shares" shall mean the shares of Common Stock held by the Company.

     "Transfer" shall mean any direct or indirect sale, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, by sale of stock or partnership interests, or otherwise, of an Interest or of any entity which directly or indirectly through one or more intermediaries holds an Interest.

     "Treasury Regulations" shall mean the regulations promulgated by the U.S. Department of the Treasury under the Code.

     "Unrestricted Members" shall mean the Initial Members and Vertical.

     "Vertical" shall have the meaning specified in the recitals hereto.

     "Vertomed Members" shall have the meaning specified in the recitals hereto.

     "WPEP" shall have the meaning specified in the recitals hereto.

     Section 1.2. Name. The name of the Company shall be "MICRO INVESTMENT,
LLC".

     Section 1.3. Principal Place of Business. The Company's principal place of business shall be at such place as the Managing Member shall designate from time to time.

     Section 1.4. Purposes. The purposes of the Company shall be to conduct any lawful business, purpose or activity; provided, however, the Company shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of its business.

     Section 1.5. Duration. The Company was formed on May 23, 2001, upon the filing of the Certificate with the Office of the Secretary of State of Delaware pursuant to the Act and shall continue until dissolved pursuant to Section 7.1.

     Section 1.6. Limitation of Liability. The liability of each Member and each employee of the Company to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.

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                                  ARTICLE II.

            CAPITAL CONTRIBUTIONS; OTHER FINANCING; INTERESTS IN THE
                         COMPANY; DISPOSITION OF SHARES

     Section 2.1. Capital Contributions; Purchase of Common Stock.

     (a) Initial Contribution. Subject to the terms and conditions contained herein, on the First Closing Date (as defined in the Purchase Agreement), concurrently with the execution of this Agreement, each Member shall contribute to the Company and the Company shall receive an amount in cash set forth opposite such Member's name on Exhibit A (the "First Capital Contribution") and thereafter each Member shall have a corresponding Contribution Percentage as set forth in such Exhibit A, which Contribution Percentage shall be adjusted from time to time by the Managing Member to properly reflect the admission of new Members or any other event having an effect on a Member's Contribution Percentage. No Member will have the right to withdraw or be repaid any Capital Contribution, except as provided in this Agreement.

     (b) Initial Purchase of Common Stock. On the First Closing Date, the Company shall use the Members' First Capital Contributions to purchase shares of Common Stock as set forth in the Purchase Agreement.

     (c) Subsequent Closings. Subject to the terms and conditions contained herein, on the Additional First Closing Date (as defined in the Purchase Agreement), if any, and the Second Closing Date (as defined in the Purchase Agreement), if any, each Member shall contribute, in such Member's Contribution Percentage, an amount in cash (each, an "Additional Capital Contribution") to the Company so that the Company shall receive an aggregate amount in cash sufficient to purchase the number of shares of Common Stock provided in the Purchase Agreement to be purchased by the Company on such Closing Date. Notwithstanding the foregoing, the Vertomed Members' Additional Capital Contributions shall not exceed the respective amounts set forth on Exhibit B hereto; any excess required to make the additional purchases contemplated by this Section 2.1(c) shall be contributed by the Initial Members, pro rata according to their respective Contribution Percentages. Following each Additional Capital Contribution, the Managing Member shall cause the Capital Contribution amounts set forth on Exhibit A to be adjusted proportionately by the amount of the Additional Capital Contribution.

     (d) Subsequent Purchases of Common Stock. On each subsequent Closing Date (if any), the Company shall use the Members' Additional Capital Contributions to purchase shares of Common Stock as set forth in the Purchase Agreement.

     (e) Contributions and Purchases of Common Stock after the final Closing. From and after the final Closing to have occurred pursuant to the Purchase Agreement, subject to the terms and conditions contained herein, additional purchases of Common Stock may be made by the Company at the discretion of the Managing Member, including without limitation purchases pursuant to the Company's subscription

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right pursuant to Section 4.5 of the Purchase Agreement. Each Unrestricted
Member shall be given the opportunity but shall not be required to participate in any such additional purchase by contributing additional capital to the Company in such an amount as to maintain its Contribution Percentage. Each Unrestricted Member wishing to participate in any such additional purchase shall contribute to the Company and the Company shall receive an amount in cash less than or equal to the aggregate dollar amount of such additional purchase multiplied by such Member's Contribution Percentage immediately prior to the time of such additional purchase. In the event any such Member fails to contribute its Contribution Percentage, any other Unrestricted Member may contribute such Member's Contribution Percentage, and if more than one Unrestricted Member so elects, the electing Unrestricted Members may contribute in proportion to their existing Capital Contributions. Following any such Capital Contribution, the Managing Member shall cause the Capital Contribution amounts and the Contribution Percentages set forth on Exhibit A to be adjusted accordingly.

     Section 2.2. Determination of Book Value of Company Assets.

     (a) Book Value. Except as set forth below, Book Value of any Company asset is its adjusted basis for federal income tax purposes.

     (b) Initial Book Value. The initial Book Value of any assets contributed by a Member to the Company shall be the gross fair market value of such assets at the time of such contribution.

     (c) Adjustments. The Book Values of all of the Company's assets may be adjusted by the Company to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (a) the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company from the Company; (b) the distribution by the Company of money or property to a retiring or continuing Member in consideration for the retirement of all or a portion of such Member's interest in the Company;
(c) the termination of the Company for Federal income tax purposes pursuant to
Section 708(b)(1)(B) of the Code; and (d) such other times as determined by the Managing Member.

     (d) Depreciation and Amortization. The Book Value of a Company asset shall be adjusted for the depreciation and amortization of such asset taken into account in computing Net Profits and Net Losses and for Company expenditures and transactions that increase or decrease the asset's Federal income tax basis.

     Section 2.3. Disposition of Shares.

     (a) For purposes of this Section 2.3, at any given time, each Unrestricted Member shall be attributed such portion of the Shares (such Member's "Attributed Shares") as shall equal the number of Shares multiplied by such Member's Contribution Percentage. Any Transfer by the Company of a portion of an Unrestricted Member's Attributed Shares without a Transfer of the same percentage of each other Member's Attributed Shares shall hereinafter be called a "Disproportionate Liquidity Event."

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     (b) If an Unrestricted Member wishes for the Company to Transfer any of such Unrestricted Member's Attributed Shares and either (i) a registration statement under the Securities Act in respect of the Shares is effective or (ii) such shares may be Transferred pursuant to Rule 144 under the Securities Act or another exemption under the Securities Act, then the Managing Member shall use reasonable efforts following receipt of written notice from such Unrestricted Member to cause the Company to Transfer shares of Common Stock, in an amount requested by such Unrestricted Member (but not to exceed such Member's Attributed Shares) as soon as reasonably practicable. The net proceeds (after commissions and expenses of Transfer) from any such Transfer shall be distributed promptly thereafter as provided in Section 4.3. Neither the Company nor the Managing Member shall have any liability to any Member in connection with any Transfer pursuant to this Section 2.3, including any liability relating to a decline in the trading price for the Common Stock during the period between the date on which the written notice is provided and the date on which the Transfer is consummated.

     (c) Other than as set forth in Section 2.3(b), the Managing Member shall direct the Transfer or other disposition of the Shares. Notwithstanding any other provision of this Agreement, no Vertomed Member shall have any power to Transfer or otherwise dispose or to direct the Transfer or other disposition of any of the Shares.

     Section 2.4. Withdrawal of Capital; Limitation on Distributions. No Member shall be entitled to withdraw any part of its Capital Contributions to, or to receive any distributions from, the Company except as provided in Section 4.2,
Section 4.3 and Section 7.2. No Member shall be entitled to demand or receive
(i) interest on its Capital Contributions or (ii) any property from the Company other than cash pursuant to Section 2.3 or as provided in Section 7.2(a).

     Section 2.5. Restoration of Funds. Except as otherwise provided by law, no Member shall be required to restore to the Company any funds properly distributed to it pursuant to Section 4.2.

     Section 2.6. Restrictions on Transfers. No Member may Transfer any Interest without the prior written consent of the Managing Member. Upon any approved transfer, Exhibit A hereto shall be amended accordingly.

                                  ARTICLE III.

                     BOOKS; ELECTIONS; BUDGETS; FISCAL YEAR

     Section 3.1. Administrative Services, Books, Records and Reports. The Managing Member shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company's principal place of business showing the names, addresses and Interests of each of the Members, all receipts and expenditures, assets and liabilities, Net Profits and Net Losses, and all other records necessary for recording the Company's business and affairs, including a capital account for each Member (a "Capital Account").

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     Section 3.2. Adjustment of Capital Accounts.

     (a) Each Member's Capital Account shall be increased by:

          (i) the amount of any money contributed by the Member to the Company;

          (ii) the fair market value of any property contributed by the Member to the Company;

          (iii) the amount of Net Profits allocated to the Member; and

          (iv) the amount of any Company liabilities assumed by such Member (or taken subject to) if property is distributed to the Member by the Company.

     (b) Each Member's Capital Account shall be decreased by:

          (i) the amount of any money distributed to the Member by the Company;

          (ii) the fair market value of any property distributed to the Member by the Company;

          (iii) the amount of Net Losses allocated to the Member; and

          (iv) the amount of any Member liabilities assumed by the Company (or taken subject to) if property is contributed to the Company by the Member.

     (c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     Section 3.3. Federal Income Tax Elections; Method of Depreciation. The Managing Member shall determine the method of depreciation to be utilized by the Company for tax purposes and all elections to be made by the Company for tax purposes. The Managing Member shall designate one Member to be the "tax matters partner" for all purposes of the Code.

     Section 3.4. Fiscal Year. The fiscal year of the Company (the "Fiscal Year") shall end on Sunday closest to December 31.

                                   ARTICLE IV.

                          ALLOCATIONS AND DISTRIBUTIONS

             Section 4.1. Allocation of Net Profits and Net Losses.


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     (a) Subject to Section 4.1(c) hereof, (i) Net Profits shall first be allocated in proportion, to and to the extent of, the excess of prior allocations of Net Losses under Section 4.1(b)(ii) below over prior allocations of Net Profits under this Section 4.1(a)(i) and, then, (ii) among the Members in proportion to their Interests.

     (b) (i) Net Losses shall first be allocated among the Members in proportion to their Contribution Percentages until the Capital Account of any Member is reduced to zero, then (ii) among the Members in proportion to, and to the extent of, their positive Capital Account balances and, finally, (iii) to the Members in proportion to their Contribution Percentages.

     (c) Notwithstanding any other provision of this Agreement to the contrary, Net Profits or Net Losses (or items thereof) directly attributable to a Disproportionate Liquidity Event (as determined by the Managing Member in its reasonable discretion) shall be specially allocated to the Participating Members in proportion to their respective Participation Percentages.

     (d) Tax credits shall be allocated among the Members in proportion to their Contribution Percentages.

     (e) When the Book Value of a Company asset differs from its basis for Federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit shall be allocated among the Members under the traditional method with curative allocations under Treasury Regulation Section 1.704-3(c).

     Section 4.2. Distributions. Subject to Section 4.3, distributions of cash and other property shall be made at such time and in such amounts as determined by the Managing Member and shall be made among the Members in proportion to and to the extent of their positive Capital Account balances.

     Section 4.3. Special Distribution. Notwithstanding any provision of this Agreement to the contrary, cash or other property attributable to a Disproportionate Liquidity Event shall be distributed promptly to the Members in proportion to their respective Participation Percentages.

                                   ARTICLE V.

                                   MANAGEMENT;
               RIGHTS AND OBLIGATIONS UNDER THE PURCHASE AGREEMENT

     Section 5.1. Management by the Managing Member.

     (a) General Provisions. The management of the Company shall be vested in the Managing Member. The decision of the Managing Member shall be controlling. The Managing Member shall have all authority, rights and powers in the management of the Company business to do any and all acts and things necessary, proper, appropriate,


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advisable, incidental or convenient to effectuate the purposes of this
Agreement. Any action taken by the Managing Member on behalf of the Company in accordance with the foregoing provisions shall constitute the act of and shall serve to bind the Company.

     (b) Delegation of Powers. The Managing Member may by instrument in writing delegate its powers, but not its responsibilities, to officers or agents or employees of the Company or of any Member or to any other Person; provided, however, that no Person shall be entitled to rely on such delegation unless presented with a copy of such written instrument.

     (c) Bank Accounts. The Managing Member may cause the Company to open and maintain bank accounts, and all funds of every kind and nature received by the Company shall be deposited in such accounts. Signatories for such accounts shall be authorized from time to time by the Managing Member.

     Section 5.2. Admission of New Members. New or additional Members may be admitted to the Company at any time upon the consent of the Managing Member. In the event of the admission of new or additional Members, Exhibit A hereto shall be amended accordingly.

     Section 5.3. Indemnification.

     (a) The Managing Member, the officers of the Company and their respective Affiliates will not be liable to the Company or to any other Member for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company (including, without limitation, any losses in connection with the provisions of Section 2.3 or any act or omission in connection with the termination of the Company or the winding up of its affairs or any distribution of its assets in connection therewith), except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction determines resulted from the actual fraud or willful misconduct of such persons.

     (b) Any Person made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was (i) a Member or (ii) an employee, officer, director, shareholder or partner of a Member, or (iii) such other Persons (including employees of the Company) as the Managing Member may designate from time to time, in its sole and absolute discretion (collectively, the "Indemnified Persons"), shall be indemnified by the Company for any losses or damage sustained with respect to such action or proceeding, and the Company shall advance such Indemnified Person's reasonable related expenses to the fullest extent permitted by law. The Company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them. The duty of the Company to indemnify the Indemnified Persons under this Section 5.3 shall not extend to actions or omissions of any Indemnified Person which are grossly negligent or which involve fraud, misrepresentation, bad faith, or other willful misconduct by such Indemnified Person or


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which are in material breach or violation by such Indemnified Person of this
Agreement or which are in derogation of the fiduciary duties owed by such Indemnified Person to the Company and the Members, in each case as determined by a court of competent jurisdiction. No Indemnified Person shall be liable to the Company or any other Member for actions taken in good faith. The duty of the Company to indemnify the Indemnified Persons under this Section 5.3 shall be limited to the assets of the Company, and no recourse shall be available against any Member for satisfaction of such indemnification obligations of the Company.

     Section 5.4. Voting of Common Stock.

     (a) Except as set forth in Section 5.5(a) hereof, the Managing Member shall cause the Company to vote the shares of Common Stock held by the Company in accordance with the written instructions of each Unrestricted Member, in proportion to the each such Unrestricted Member's Contribution Percentage. The Managing Member shall direct the vote of any Shares that are not an Unrestricted Member's Attributed Shares, or for which written instructions have not been received in accordance with the preceding sentence.

     (b) Notwithstanding any other provision of this Agreement, no Vertomed Member shall have any power to vote or to direct the vote of any of the Shares.

     Section 5.5. Other Purchase Agreement Provisions.

     (a) The Managing Member shall determine the nominees of the Company to the Board of Directors of MTI (the "MTI Board") pursuant to Section 4.4 of the Purchase Agreement, except that from and after the Second Closing Date, so long as the Company has the right to at least two (2) MTI Board nominees, Vertical shall determine one of such nominees. The Managing Member shall cause the Company to vote all the Shares in favor of the election of each such nominee. As of the First Closing Date, the MTI Board nominee of the Company shall be Dale A. Spencer. As of the Second Closing Date, the Vertical nominee shall be Richard B. Emmitt and the nominees determined by the Managing Member shall be Dale A. Spencer, Elizabeth H. Weatherman and Paul Buckman.

     (b) The Managing Member shall, in its sole discretion, cause the Company to exercise all other rights of the Company under the Purchase Agreement in such a manner as to, to the extent practicable, cause the Members to obtain the benefits of such rights in accordance with their respective Contribution Percentages.

     (c) The Managing Member shall cause the Company to fulfill all its obligations under the Purchase Agreement in such a manner as to, to the extent practicable, cause the Members to bear the costs of such obligations in accordance with their respective Contribution Percentages.

                                   ARTICLE VI.

                            EMPLOYMENT OF AFFILIATES

     Section 6.1. Parties Employed. Subject to the approval of the Managing Member, the Company may contract for services to be performed for the Company by Members or Affiliates of any Member. In the case of the employment of a Member or of Affiliates of a Member, the compensation to be paid by the Company to such Member or Affiliates shall be not greater than the compensation generally paid to third parties for comparable services in comparable locations.

                                  ARTICLE VII.

                           DISSOLUTION AND LIQUIDATION

     Section 7.1. Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

     (a) The decision of the Managing Member to dissolve the Company, upon ten
(10) days notice to each of the Members;

     (b) the bankruptcy, death, dissolution, expulsion, incapacity, or withdrawal of any Member, unless within ninety (90) days after such event the Company is continued by the consent of the Managing Member;

     (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

     (d) (unless the Managing Member shall determine, prior to such date, to continue the Company indefinitely or for a specified period of time) the second anniversary of the Second Closing Date (as defined in the Purchase Agreement) or, if the Second Closing shall not have occurred, the second anniversary of the final Closing to have occurred pursuant to the Purchase Agreement.

     Section 7.2. Winding up Affairs and Distribution of Assets.

     (a) Upon dissolution of the Company, and in the absence of an election to continue the business of the Company pursuant to Section 7.1(b), the Managing Member shall be the liquidating Member (the "Liquidating Member") and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (1) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to each Member in satisfaction of its Capital Account; or (2) if the Managing Member shall so decide, distributing the Company assets to the Members in kind and


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


debiting the Capital Account of each Member with the fair market value of such assets, each Member accepting an undivided interest in the Company assets (subject to their liabilities) in proportion to and to the extent of each Member's positive Capital Account balance after allocating and crediting to the Capital Accounts the unrealized gain or loss to the Members as if such gain or loss had been recognized and allocated pursuant to Section 4.1.

     (b) If the Company shall employ method (1) as set forth in Section 7.2(a) in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company (including debts of the Company to the Members or their Affiliates and any fees and reimbursements payable under this Agreement), in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member) and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein;
(iv) fourth, to the Members in accordance with Article IV.

     (c) If the Company shall employ method (2) as set forth in Section 7.2(a) in whole or part as a means of liquidation, then, prior to such liquidation, the Managing Member shall cause the Company to assign its rights under the Purchase Agreement to each of the Members. To the extent any such rights may be quantified or divided, such rights shall be assigned to the Members in proportion to and to the extent of each Member's positive Capital Account balance after allocating and crediting to the Capital Accounts the unrealized Net Profit or Net Loss to the Members as if gain or loss had been recognized and allocated pursuant to Section 4.1. To the extent the foregoing is impracticable, such rights shall inure to the Managing Member; in such case, the Managing Member shall, to the extent practicable, cause the Members to obtain the benefits of such rights in accordance with the proportions provided in the preceding sentence.

     (d) In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

     Section 8.1. Certificate Requirements. From time to time the Managing Member shall sign and acknowledge all such writings as are required to amend the Certificate or for the carrying out of the terms of this Agreement or, upon dissolution of the Company, to cancel such Certificate. The Managing Member is hereby designated as an authorized person to sign the Company's Certificate and any other documents that are appropriate and necessary to effectuate the purpose of this Agreement.

     Section 8.2. Notices.

     (a) All Notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, "Notices") authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Member to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by telex or telegram or electronic telecopier, addressed to the Member at its address listed on Exhibit A hereto.

     (b) All Notices shall be deemed given (i) when delivered personally to the recipient, (ii) when sent to the recipient (with receipt confirmed by sender's machine) by telecopy if during normal business hours of the recipient, otherwise on the next business day, or (iii) one (1) business day after the date sent to the recipient (three (3) business days in the case of international delivery) by reputable express courier service (charges prepaid). Any Member may change its address for the receipt of Notices at any time by giving Notice thereof to all of the Managing Member, in which event Exhibit A hereto shall be amended accordingly. Notwithstanding the requirement in Section 8.2(a) as to the use of registered or certified mail, any routine reports required by this Agreement to be submitted to Members at specified times may be sent by first-class mail.

     Section 8.3. Parties in Interest; Third-Party Beneficiaries.

     (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be transferred or assigned by a party hereto, except in connection with a Transfer of Interests as specified in Section 2.6. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.

     (b) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto, the Indemnified Persons, and their respective permitted successors and assigns.

     Section 8.4. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings among the Members with respect to the subject matter hereof.

     Section 8.5. Modification. No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by the Managing Member. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

     Section 8.6. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

     Section 8.7. Limitation on Enforcement of Remedies. Each Member hereby agrees that it will not assert against the limited partners of any other Member any claim it may have under this Agreement by reason of any failure or alleged failure of such Member to meet its obligations to the Company or the other Members hereunder or otherwise.

     Section 8.8. Further Assurances. Each Member shall execute such deeds, assignments, endorsements, evidences of Transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder.

     Section 8.9. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware.

     Section 8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     Section 8.11. Waiver of Partition. Each Member hereby waives its right to bring an action for partition of any of the property owned by the Company.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and date first set forth above.



                              WARBURG, PINCUS EQUITY PARTNERS, L.P.

                              By: Warburg, Pincus & Co., General Partner

                              By: /s/ Elizabeth H. Weatherman
                                  ------------------------------
                                  Name:  Elizabeth H. Weatherman
                                  Title: Partner


                              WARBURG, PINCUS NETHERLANDS EQUITY
                                PARTNERS I, C.V.

                              By: Warburg, Pincus & Co., General Partner

                              By: /s/ Elizabeth H. Weatherman
                                  ------------------------------
                                  Name:  Elizabeth H. Weatherman
                                  Title: Partner


                              WARBURG, PINCUS NETHERLANDS EQUITY
                                PARTNERS II, C.V.

                              By: Warburg, Pincus & Co., General Partner

                              By: /s/ Elizabeth H. Weatherman
                                  ------------------------------
                                  Name:  Elizabeth H. Weatherman
                                  Title: Partner


                              WARBURG, PINCUS NETHERLANDS EQUITY
                                PARTNERS III, C.V.

                              By: Warburg, Pincus & Co., General Partner

                              By: /s/ Elizabeth H. Weatherman
                                  ------------------------------
                                  Name:  Elizabeth H. Weatherman
                                  Title: Partner

                              VERTICAL FUND ASSOCIATES, L.P.

                              By: Vertical Group, L.P., General Partner

                              By: /s/ John E. Runnells
                                  ------------------------------
                                  Name:  John E. Runnells
                                  Title: General Partner


                              VERTICAL LIFE SCIENCES L.P.

                              By: Vertical Group, L.P., General Partner

                              By: /s/ John E. Runnells
                                  ------------------------------
                                  Name:  John E. Runnells
                                  Title: General Partner

                                 /s/ Dale A. Spencer
                              ------------------------------
                                     Dale A. Spencer


                                 /s/ Paul Buckman
                              ------------------------------
                                     Paul Buckman


                                 /s/ Stacy Enxing Seng
                              ------------------------------
                                     Stacy Enxing Seng


                                 /s/ Julie Higginson
                              ------------------------------
                                     Julie Higginson


                                 /s/ Paul Kapsner
                              ------------------------------
                                     Paul Kapsner

                                    EXHIBIT A


Members                                   Contribution      Contribution Percentage

Warburg, Pincus Equity Partners, L.P.     $5,631,120.00            82.11%

Warburg, Pincus Netherlands Equity          $178,766.25             2.61%
Partners I, C.V.

Warburg, Pincus Netherlands Equity          $119,175.00             1.74%
Partners II, C.V.

Warburg, Pincus Netherlands Equity           $29,793.75             0.43%
Partners III, C.V.

466 Lexington Avenue
New York, New York 10017
Facsimile: (212) 716-5068
Attention: Elizabeth H. Weatherman

Vertical Fund Associates, L.P.              $530,636.25             7.74%

Vertical Life Sciences L.P.                 $132,660.00             1.93%

25 Deforest Avenue
Summit, New Jersey 07901
Facsimile: 908-273-9434
Attention: John Runnells

Dale A. Spencer                             $122,456.25             1.79%
Paul Buckman                                 $61,226.25             0.89%
Stacy Enxing Seng                            $24,495.00             0.36%
Julie Higginson                              $13,608.75             0.20%
Paul Kapsner                                 $13,608.75             0.20%
c/o Vertomed, Inc.
11400 73rd Avenue North
Suite 134
Maple Grove, Minnesota  55369
                                          -------------          -----------
                           TOTAL          $6,857,546.25             100%

                                    EXHIBIT B

                Maximum Contribution Amounts of Vertomed Members



----------------------------------------- --------------------
Dale A. Spencer                                 $1,000,000.00
----------------------------------------- --------------------
Paul Buckman                                      $500,000.00
----------------------------------------- --------------------
Stacy Enxing Seng                                 $200,033.46
----------------------------------------- --------------------
Julie Higginson                                   $111,129.70
----------------------------------------- --------------------
Paul Kapsner                                      $111,129.70
----------------------------------------- --------------------